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                                                                   Exhibit 10.18

                    AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

      THIS AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of August 8, 2005, by and between IMARX THERAPEUTICS, INC., a Delaware corporation (the "Company"), and EVAN C. UNGER ( "Executive") and replaces the Executive Employment Agreement dated July 12, 2004 (the "Former Agreement").

      WITNESSETH:

      WHEREAS, the Company desires to retain the services of Executive, and Executive desires to be employed by the Company, on the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

      1. Employment. The Company agrees to employ Executive as President and Chief Executive Officer of the Company, and Executive accepts such employment and agrees to perform full-time employment services for the Company, subject to
Section 3.2 and the Third Amended and Restated Certificate of Incorporation and Bylaws of the Company, as amended from time to time (the "Organizational Documents"), and the resolutions of the Board of Directors of the Company (the "Board"), for the period and upon the other terms and conditions set forth in this Agreement.

      2. Term. The term of Executive's employment hereunder (the "Term") shall commence upon the date of execution of the Former Agreement and shall continue until this Agreement is terminated as set forth in Section 5 below.

      3. Position and Duties.

            3.1. Service with the Company. During the Term of this Agreement, Executive agrees to perform the duties of the President and Chief Executive Officer of the Company as set forth in the Organizational Documents and such other duties as the Board may from time to time prescribe that are consistent with the duties of a Chief Executive Officer of a company of the size and nature of the Company. In addition, during the Term, Executive shall serve without any additional compensation on the Company's Board. The Company agrees that Executive shall remain a member of its Board, and furthermore that should the Executive be relieved of his position as CEO as a result of the hiring of or promotion of a person to that position, then Executive shall automatically be appointed to position as Chairman of the Board and Chief Scientific Officer. The position of Executive as member of the Board does not depend upon continued employment by Company.

            3.2. No Conflicting Duties. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that


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during the Term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or Executive's fiduciary obligations to the Company. Except as otherwise provided herein, Executive shall not serve as a director of any other corporation (except nonprofit organizations to the extent such service does not materially affect Executive's performance of his duties for the Company) without the prior approval of the Board of Directors. Company acknowledges that Executive is Professor of Radiology and Bioengineering at the University of Arizona and furthermore approves Executive to work up to 6 days per month at the University of Arizona (or other University) in research, administration, teaching and/or clinical work.

      4. Compensation and Benefits.


            4.1. Base Salary. (a) As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive during the Term an annual salary of $250,000 (the "Base Salary"). Subject to
Section 4.1(b), the Base Salary shall be reviewed at least annually and changed at the discretion of the Board (or its Compensation Committee), provided, however, that the Base Salary may not be decreased without the written consent of the Executive. The Company shall pay the Base Salary to Executive in accordance with the Company's normal payroll procedures and policies.

      (b) If Executive's Base Salary is increased at any time, it shall not thereafter be decreased during the Term of this Agreement, unless such decrease is the result of a general reduction (on the same percentage basis) affecting the base salaries of all other executive officers of the Company and such decrease does not result in a Base Salary of less than $200,000.

            4.2. Annual Bonus. With respect to each full fiscal year until the Termination Date, Executive shall be eligible to receive an annual bonus award of up to 50% of Base Salary, payable quarterly, as determined by annual pre-determined milestones, attached as Exhibit A, which shall be mutually agreeable to Executive and the Board (or its Compensation Committee) in its sole discretion.

            4.3. Stock Options. (a) As of the commencement of the Term of this Agreement, the Company shall grant (the "Original Grant") to Executive an incentive stock option to purchase 600,000 shares of the Company's common stock (the "Shares"), pursuant to the Company's 2000 Stock Plan (the "Plan"), which shall have a term of ten years, shall vest and be exercisable as hereinafter set forth, and shall otherwise be in the form attached hereto as Exhibit C. The Original Grant shall, to the extent permissible, be for "incentive stock options" and otherwise shall be for "nonqualified stock options", and the exercise price per share shall be the fair market value of the Company's common stock at the time of grant as determined by the Board in its good faith discretion. Subject to Executive being employed hereunder at the time of each vesting, as applicable, the Original Grant shall vest and become exercisable as follows: 45,000 shares shares shall vest annually on each anniversary date following the Effective Date of the Former Agreement over four years; and 420,000 shares shall vest according to the milestones


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established in Exhibit B. In addition, a portion of the unvested Options shall vest as described in Sections 6.3 and 7 hereof. If the Company's common stock is registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company shall use its good faith efforts to register under the Securities Act of 1933 on Form S-8 (or any successor form) all common stock issued and/or issuable under the 2000 Stock Plan, including the Shares subject to the Original Grant and all other stock options or incentives granted or awarded to Executive under the 2000 Stock Plan, and its good faith efforts to qualify such common stock for sale under such state securities or `blue sky' laws as the Company shall determine are required to issue the shares of common stock under the 2000 Stock Plan and for the resale of such shares by the recipients thereof, provided that the Company shall have no obligation to qualify such stock in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such qualification, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

            4.4. Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company's executive employees, including, without limitation, medical, dental, vision, short and long term disability insurance, life insurance, 401(k) plan, sick days, vacation, and holidays. Executive's participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. In addition, during the Term of this Agreement, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, incentive, bonus, profit sharing and stock plans offered, sponsored or established by Company on substantially the same or a more favorable basis as any other employee of Company.

            4.5. Business Expenses. In accordance with the Company's policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate supporting documentation. During the Term of this Agreement, the Company shall at its expense provide Executive with reasonable office space and furnishings (including without limitation desk and lap top computers) at the Company's principal executive offices, and a cell telephone.

            4.6. Key Man Life Insurance. During the Term of this Agreement, the Company shall have the option of purchasing and paying the premiums for a "Key Man" life insurance policy relating to Executive in a coverage amount determined by the Company, and the Company shall be named as the beneficiary of such policy. Executive represents and warrants that he currently is insurable for such policy on an unrated basis and agrees to fully cooperate with the Company in obtaining the policy.


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      5. Termination.


            5.1. Disability. At the Company's election, Executive's employment and this Agreement shall terminate upon Executive's becoming totally or permanently disabled for a period of ninety (90) days or more in any twelve (12) month period. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Executive's inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement and Executive is qualified and eligible to receive disability benefits under the disability policies maintained by the Company for Executive.

            5.2. Death of Executive. Executive's employment and this Agreement shall terminate immediately upon the death of Executive.

            5.3. Termination for Cause. The Company may terminate Executive's employment and this Agreement at any time for "Cause" (as hereinafter defined) immediately upon written notice to Executive. As used herein, the term "Cause" shall mean that Executive shall have (i) been convicted of a felony; or (ii) committed a single act of fraud, embezzlement, or breach of trust, or (iii) committed an act of willful misconduct or gross negligence resulting in a material loss to the Company, or (iv) materially violated any material written Company policy or rules of the Company, unless cured by Executive within 30 days following written notice thereof to Executive, or (v) refused to follow the reasonable written directions given by the Board or its designee or materially breached any covenant or obligation under this Agreement or other agreement with the Company, unless cured by Executive within 30 days following written notice thereof to Executive.

            5.4. Resignation. Executive's employment and this Agreement shall terminate on the earlier of the date that is one (1) month following the written submission of Executive's resignation to the Company or the date such resignation is accepted by the Company.

            5.5. Termination Without Cause. The Company may terminate Executive's employment and this Agreement without cause upon written notice to Executive. Termination "without cause" shall mean termination of employment on any basis (including no reason or no cause) other than termination of Executive's employment hereunder pursuant to Sections 5.1, 5.2, 5.3, or 5.4.

            5.6. Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, strategies, products, practices, processes, policies or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any


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of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers that he owns or controls.

      6. Compensation Upon the Termination of Executive's Employment.

            6.1. In the event that Executive's employment and this Agreement are terminated pursuant to Section 5.1 (Disability), 5.3 (Cause), or 5.4 (Resignation), then Executive shall be entitled to receive Executive's then current Base Salary through the date his employment is terminated, and such other amounts that accrued prior to the termination date and are required to be paid to him pursuant to any employee benefit plan in accordance with such plan and/or by law, but no other compensation of any kind or amount.

            6.2. In the event Executive's employment and this Agreement are terminated pursuant to Section 5.2 (Death), Executive's beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive's estate, shall be entitled to receive Executive's then current Base Salary through the end of the month in which his death occurs, and such other amounts that accrued prior to the termination date and are required to be paid to him pursuant to any employee benefit plan in accordance with such plan and/or by law, but no other compensation of any kind or amount.

            6.3. Unless Section 7 applies, in the event Executive's employment and this Agreement are terminated by the Company pursuant to Section 5.5 (Without Cause) or by Executive for "Good Reason" (as defined below), (A) the Company shall pay to Executive, as a severance allowance, his then current monthly Base Salary for the six (6) month period following the date of termination, paid on the Company's regular paydays throughout that 6-month period, followed by a one-time lump sum payment (the "Lump Sum Payment") on the next regular payday of an amount equal to six months of his then current monthly Base Salary (i.e. one-half of his annual Base Salary), for a total severance allowance equal to one (1) year of his Base Salary, and such other salary that accrued prior to the termination date and amounts required to be paid to him pursuant to any employee benefit plan in accordance with such plan and/or by law; and (B) Executive shall receive accelerated vesting for twelve (12) months from the date of Executive's termination for all stock options granted by the Company to Executive before or after the Commencement Date and extension of the option exercise period for an additional twelve (12) months beyond the period set forth in Exhibit A attached hereto for such exercise, provided, however, that such stock options shall not be extended beyond the date on which they would have terminated had Executive continued to be employed by the Company; but no other compensation or benefits of any kind. Executive shall be entitled to receive these benefits and payments only if he complies with his continuing obligations to the Company as set forth in this Agreement, provided, however, that any deductions to the benefits described in Section 6.3(A) are subject only to the offsets set forth in Section 13.4, and provided, further, that with respect to the benefits described in Section 6.3(B), the Company shall not deny any such benefits unless it has provided written notice to Executive of any claimed breach of such continuing obligations and Executive has cured each such breach within fifteen days after receipt of such written notice of breach and the exercise period of any such options shall be tolled during such fifteen (15) day period or any longer period required to resolve any disputed claim of


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breach of such continuing obligations, and provided, further, that the foregoing shall not limit Executive's ability to exercise any such options that had vested prior to the date of termination of his employment which he exercises within ninety (90) days after such termination date.

            6.4. The provisions of Section 6 shall not affect Executive's participation in or terminating distributions and vested rights under, any pension, profit sharing, insurance or other employee benefit plan of the Company to which Executive is entitled pursuant to the terms of such plans.

      7. Change in Control. In the event a Change in Control (as defined below) occurs and, in the six month periods preceding or following the Change in Control, Executive's employment and this Agreement are terminated by the Company or its successor, assigns or transferee pursuant to Section 5.5 (Without Cause) or by Executive for "Good Reason" (as defined below), then the Company shall, within thirty (30) days after occurrence of the last of these conditions (the "Trigger Date"), pay Executive a lump sum amount equal to one hundred percent (100%) of Executive's then current annual Base Salary (less applicable withholdings). In addition, one hundred percent (100%) of Executive's unvested options (whether granted before or after the Commencement Date) as of the Trigger Date, shall automatically vest as of the Trigger Date and the exercise period for all such stock options shall be extended an additional twelve (12) months.

      7.1. Definition of Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if, at any time during the Term, any of the following events occurs:

            7.1.1. if the Company does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

                  7.1.1.1. any person, as that term is used in Section 13(d) and
            Section 14(d)(2) of the Exchange Act, becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding Voting Stock, as defined below, provided, however, that for purposes of this paragraph, the term "person" shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (B) a person who beneficially owns 25% or more of the Company's outstanding Voting Stock on the Effective Date, or (C) any person who becomes such a beneficial owner in connection with the Company's financing.

                  7.1.1.2. the Company is merged, consolidated or reorganized into or with another corporation or other legal person (an "Acquiring Person") or securities of the Company are exchanged for securities of an Acquiring Person, and as a result of such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then outstanding


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            securities of the Acquiring Person immediately after such
            transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors ("Voting Stock") of the Company immediately prior to such transaction;


                  7.1.1.3. the Company, in any transaction or series of related transactions, sells or otherwise transfers, directly or indirectly, all or substantially all of its assets, on a consolidated basis, to an Acquiring Person, and less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person immediately after such sale or transfer are held, directly or indirectly, in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; or

                  7.1.1.4. during any period of two consecutive years,
            commencing upon the closing of the Company's private placement financing and the appointment of the Board of Directors in connection therewith, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by at least a majority vote of the directors of the Company then still in office who were directors of the Company at the beginning of any such period;

            OR

            7.1.2. if the Company has a class of securities registered under
Section 12 of the Exchange Act:

                  7.1.2.1. any person, as that term is used in Section 13(d) and
            Section 14(d)(2) of the Exchange Act, becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding Voting Stock, provided, however, that for purposes of this paragraph, the term "person" shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (B) a person who becomes such a beneficial owner in connection with the Company's initial public offering of common stock or (C) any person who was a shareholder of the Company immediately prior to the Company's initial public offering of common stock; OR

      7.1.2.2. any of the events described in Sections 7.1.1.2, 7.1.1.3 or 7.1.1.4.

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Notwithstanding the foregoing, a transaction shall not constitute a Change in
Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

            7.2. Definition of Good Reason. As used in this Agreement, "Good Reason" means any of the following: (i) a material reduction in Executive's title, status, authority, or responsibility at the Company, including without limitation the failure of Executive to be elected to the Board of Directors of the Company during the Term for any reason other than termination of Executive's employment pursuant to Section 5.3; or (ii) a material reduction in the benefits in effect for the Executive, and comparable reductions have not been made in the benefit of the other members of senior management of the Company; or (iii) except with Executive's prior written consent, relocation of Executive's principal place of employment to a location more than 25 miles from the Company's executive offices in Tucson, Arizona; or (iv) ) any breach by the Company of its material obligations under this Agreement unless such breach is cured within 30 days after written notice of breach from Executive.

      8. Release. As a condition precedent to the Company's obligation to provide Executive with the amounts set forth in Section 6.3 or Section 7, Executive must first execute and deliver to the Company a mutual legal release in the form attached hereto as Exhibit B, with such changes as the Company deems necessary in order to maintain the breadth of such release in the event of changes in applicable laws, rules or regulations, it being the intent of the parties that the release be as broad as possible.

      9. Ventures. If, during the Term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder's fee, or other compensation in connection therewith other than the Base Salary to be paid to Executive as provided in this Agreement.

      10. Restrictions.

            10.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  10.1.1. "Trade Secrets" means information that is not generally known about the Company or its business, including without limitation about its products, recipes, projects, designs, developmental or experimental work, computer programs, data bases, know-how, processes, business partners, manufacturers, customers, suppliers, business plans, marketing plans and strategies, financial or personnel information, and information obtained from third parties under confidentiality agreements. "Trade Secrets" also means formulas,


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patterns, compilations, programs, devices, methods, techniques, or processes that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In particular, the parties agree and acknowledge that the following list, which is not exhaustive and is to be broadly construed, enumerates some of the Company's Trade Secrets, the disclosure of which would be wrongful and would cause irreparable injury to the
Company: (i) pharmaceutical manufacturing; (ii) formulation technology; (iii) pricing information; (iv) product development, marketing, sales, customer, manufacturer and supplier information related to any Company product or service available commercially or in any stage of development during Executive's employment with the Company; and (v) Company marketing and business strategies, ideas, and concepts. Executive acknowledges that the Company's Trade Secrets were and are designed and developed by the Company at great expense and over lengthy periods of time, are secret, confidential, and unique, and constitute the exclusive property of the Company.

                  10.1.2. "Restricted Field" means the business of developing, manufacturing, licensing and selling (i) perfluorocarbon (excluding perfluorocarbon used as a propellant) or ultrasound energy-mediated therapy or drug delivery products, (ii) targeted in vivo ultrasound diagnostics, and/or
(iii) non-energy mediated nanoparticle hydrophobic drug delivery formulations (excluding liposomal formulations).

                  10.1.3. "Non-Competition Period" means a period of 12 months after the termination of Executive's employment with the Company unless a court of competent jurisdiction determines that that Period is unenforceable under applicable law because it is too long, in which case the Non-Competition Period shall be for the longest of the following periods that the court determines is reasonable under the circumstances: 11 months, 10 months, 9 months, 8 months, 7 months, or 6 months after the termination of Executive's employment with the Company.

                  10.1.4. "Business Territory" means the entire United States, unless a court of competent jurisdiction determines that that geographic scope is unenforceable under applicable law because it is too broad, in which case the Business Territory shall be amended by eliminating geographical areas and states from the following list until the Business Territory is determined to be reasonable: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, Washington, District of Columbia, West Virginia, Wisconsin, Wyoming, Pima County, Arizona, Maricopa County, Arizona, Tucson, Arizona, Phoenix, Arizona. The parties acknowledge and agree that if any of the geographic areas or States listed above are required by law to be eliminated, it would be fair and appropriate to do so in the inverse order of the volume of revenue received or projected to be received by the Company from such area or State at the time of determination.


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                  10.1.5. "Non-Solicitation Period" means a period of 12 months after the termination of Executive's employment with the Company.

            10.2. Non-Disclosure Obligations. Executive shall not at any time during the period specified in Section 4.A. of the Invention and Confidential Information Agreement attached hereto as Exhibit C, without the express written consent of an officer of the Company, publish, disclose, or divulge to any person, firm or corporation, or use directly or indirectly for the Executive's own benefit or for the benefit of any person, firm, corporation or entity other than the Company, any Trade Secrets of the Company.

            10.3. Non-Competition Obligations. Executive acknowledges the substantial amount of time, money, and effort that the Company has spent and will spend in developing its products and other strategically important information (including Trade Secrets), and agrees that during Executive's employment with the Company hereunder and during the Non-Competition Period, Executive will not, alone or with others, directly or indirectly, as an employee, agent, consultant, advisor, owner, manager, lender, officer, director, employee, partner, stockholder, or otherwise, engage in any Restricted Field activities in the Business Territory, nor have any such relationship with any person or entity that engages in Restricted Field activities in the Business Territory; provided, however, that nothing in this Agreement will prohibit Executive from owning a passive investment of less than one percent of the outstanding equity securities of any company listed on any national securities exchange or traded actively in any national over-the-counter market so long as Executive has no other relationship with such company in violation of this Agreement. The Non-Competition Period set forth in this Section 10.3 shall be tolled during any period in which the Executive is in breach of the restriction set forth in this Section 10.3.

            10.4. Agreement Not to Solicit Customers. Executive agrees that during Executive's employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any business that engages in Restricted Field activities in the Business Territory
(i) any person or entity whose account with the Company was sold or serviced by or under the supervision of Executive during the twelve (12) months preceding the termination of such employment, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the year preceding the termination of Executive's employment (the "Customers"). The Non-Solicitation Period set forth in this Section 10.4 shall be tolled during any period in which the Executive is in breach of the restriction set forth in this Section 10.4.

            10.5. Agreement Not to Solicit Employees. Executive agrees that during Executive's employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive's own behalf or in the service or on the behalf of others solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor encourage anyone to leave the Company's employ. The Non-Solicitation Period set forth in this Section 10.5 shall be tolled during any period in which the Executive is in breach of the restriction set forth in this Section 10.5.


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            10.6. Defamatory Statements. Executive agrees that during
Executive's employment with the Company hereunder and thereafter, he will not, either directly or indirectly, defame the reputation, character, or image of the Company or its products, services, employees, directors, or officers.

            10.7. Reasonableness. Executive and the Company agree that the covenants set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the Company's business. Executive further acknowledges and agrees that (i) the Company has a legitimate interest in protecting the Company's business activities and its current, pending, and potential Trade Secrets; (ii) the covenants set forth herein are not oppressive to Executive and contain reasonable limitations as to time, scope, geographical area, and activity; (iii) the covenants do not harm in any manner whatsoever the public interest; (iv) Executive's chosen profession, trade, or business is in manufacturing, developing, and marketing pharmaceutical drugs, products and devices (the "Profession") (v) the Restricted Field is only a very small or limited part of the Profession, and Executive can work in many different jobs in Executive's Profession besides those in the Restricted Field;
(vi) the covenants set forth herein do not completely restrain Executive from working in Executive's Profession, and Executive can earn a livelihood in Executive's Profession without violating any of the covenants set forth herein;
(vii) Executive has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration to be received by Executive under this Agreement; (viii) if Executive were to work for a competing company that engages in activities in the Restricted Field, there would be a substantial risk that Executive would inevitably disclose Trade Secrets to that company; (ix) the Company competes with other companies that engage in Restricted Field Activities in the Business Territory, and if Executive were to engage in prohibited activities in the Restricted Field within the Business Territory, it would harm the Company; (x) the Company expends considerable resources on hiring, training, and retaining its employees and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company; and (xi) the Company expends considerable resources acquiring, servicing, and retaining its Customers and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company.

      11. Other Agreements. Executive reaffirms Executive's obligations set forth in the Invention and Confidential Information Agreement attached hereto as Exhibit C, which Executive has executed and delivered herewith. Executive further acknowledges and agrees that he will comply with all other Company policies and procedures.

      12. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or
(iii) of which at least a majority of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall attempt to obtain the assignees' written agreement enforceable by

Executive to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company.

      13. Other Provisions.

            13.1. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Arizona without reference to conflicts of law provisions thereof.

            13.2. Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

            13.3. Prior Agreements. This Agreement and its exhibits contain the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

            13.4. Withholding Taxes and Right of Offset. The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Executive agrees that the Company may offset any payments owed to Executive pursuant to this Agreement by any amounts owed by Executive to the Company pursuant to Section 4.7.1 or for travel advances, provided that following a termination of Executive's employment pursuant to Section 5.5 (Without Cause) or resignation by Executive for Good Reason, only the "Lump Sum Payment" payable pursuant to Section 6.3(A) shall be subject to any such offset.

            13.5. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.

            13.6. No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

            13.7. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

            13.8. Indemnification. Executive shall be entitled as an officer and director to be indemnified by the Company under the Organizational Documents, as set forth therein, and to receive the benefits, if any, of any director and officer liability insurance obtained by the Company in its discretion from time to time, subject to the terms, provisions and conditions of any such insurance.

            13.9. Headings. The headings in this Agreement are included solely for reference purposes and shall not be considered in the interpretation or construction of this Agreement.

            13.10. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered personally, by overnight courier or similar means, by United States certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile transmission with written confirmation of receipt, at the addresses specified below or such other addresses as the parties may designate by like notice. Any such notice shall be effective upon receipt if delivered personally, by overnight courier or by United States certified or registered mail, or on the next business day following transmittal if sent by facsimile transmission.

      IF TO THE COMPANY:   ImaRx Therapeutics, Inc.
                           1635 East 18th Street
                           Tucson, AZ  85719
                           Attn:  Chairman of the Board
                           Telephone:   520-770-1259
                           Facsimile:   520-791-2437

      COPY TO:             Osborn Maledon, P.A.
                           2929 N. Central, Suite 2100
                           Phoenix, Arizona  85012
                           Attn:  Thomas H. Curzon, Esq.
                           Telephone:   (602) 640-9000
                           Facsimile:   (602) 640-6067

      IF TO EXECUTIVE:     Evan C. Unger, MD
                           6227 E. Miramar Dr.
                           Tucson, AZ 85719
                           Telephone (520) 298-9234
                           Facsimile (520) 298-9254


            13.11. No Mitigation Obligation. It will be difficult, and may be impossible, for Executive to find reasonably comparable employment following the termination of Executive's employment with the Company, and the noncompetition covenant contained in
Section 10.1 hereof will further limit the employment opportunities for Executive. Accordingly, the parties hereto expressly agree that the payments provided for in Section 6.3 and Section 7 by the Company to Executive will be liquidated damages, and that Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.

            13.12. Remedies Cumulative. Remedies under this Agreement of either party hereto are in addition to any remedy or remedies to which such party is entitled or may become entitled at law or in equity.

            13.13. Attorneys' Fees. In the event suit is brought to enforce the terms of this Agreement or to collect any moneys due hereunder, or to collect money damages for breach hereof, the prevailing party shall be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith.

            13.14. Counterparts. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of said counterparts shall be deemed an original hereof.

            13.15. Survivability. Sections 4.3, 6, 7, 8, 10 and 13 of this Agreement shall survive the termination of this Agreement and the termination of Executive's employment with the Company.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                 "COMPANY":     IMARX THERAPEUTICS, INC.

                                                By: /S/Greg Cobb
                                                   -----------------------------
                                                Name:  Greg Cobb
                                                Title: Chief Financial Officer


                                 "EXECUTIVE":   /S/ Evan C. Unger
                                                --------------------------------
                                                EVAN C. UNGER

                                    EXHIBIT A

             BONUSABLE MILESTONES FOR THE YEAR ENDING JUNE 30, 2006


        BONUSABLE MILESTONE                   BONUS EXPIRATION      BONUS AS A
                                                    DATE          PERCENTAGE OF
                                                                    BASE SALARY
--------------------------------------------------------------------------------
a) Allowance of introduction of              September 30, 2005       a) 5%,
MRX-815 into clinical trials,                                           or
  or                                                                  b) 10%
b) Allowance of introduction of
MRX-815 into clinical trials with
device indication

Execution and approval by the Board           December 31, 2005        10%
and licensee of a licensing
contract for SonoLysis with
milestone payments of greater than
$5 million, provided however, no
Bonus payment will be made until
the Company has received
unreimbursable cash payments under
the contract of at least $500,000

Completion of an IPO or private                March 28, 2006          10%
placement of $20 million or greater

Completion of Phase II/Feasibility             March 31, 2006          10%
study in ischemic stroke (n=40
patients)

Execution and approval by the Board             June 30, 2006          10%
and licensee of a licensing
contract for ImaRx technology other
than SonoLysis and vulnerable
plaque with milestone payments of
greater than $5 million, provided
however, no Bonus payment will be
made until the Company has received
unreimbursable cash payments under
the contract of at least $500,000

                                    EXHIBIT B

                       EXECUTIVE OPTION VESTING MILESTONES


                GRANT MILESTONE               GRANT EXPIRATION      SHARES
                                                    DATE
--------------------------------------------------------------------------------
    Execution and approval by the Board and   December 31, 2005     100,000
    licensee of a licensing contract for
    SonoLysis with milestone payments of
    greater than $5 million, provided
    however, no Bonus payment will be made
    until the Company has received
    unreimbursable cash payments under the
    contract of at least $500,000

    Completion of an IPO or private            March 28, 2006       100,000
    placement of $20 million or greater

    Achieve a liquidity event or market       December 31, 2008     100,000
    capitalization as a public company of
    over $400M for 20 consecutive trading
    days

    FDA approval of SonoLysis for stroke      December 31, 2009     120,000

                                    EXHIBIT C

                          [2000 STOCK OPTION AGREEMENT]

                                    EXHIBIT D

                                [FORM OF RELEASE]

                                    EXHIBIT E

              [INVENTION AND CONFIDENTIAL INFORMATION AGREEMENT]